N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of December 31st 2014
Fund	Name of Person	Ownership % of Series
VP- Columbia Wanger U.S. Equities Fund	JPMCB NA Cust For Columbia VP-Managed Volatility Moderate Growth Fund	27.05%
VP- Mondrian International Small Cap Fund	JPMCB NA Cust For Columbia VP-Managed Volatility Growth Fund	27.45%
Columbia VP - Global Bond Fund	JPMCB NA Cust For Columbia VP-Managed Volatility Moderate Growth Fund	26.02%

As of July 1st 2014
Fund	Name of Person	Ownership % of Series
VP- Columbia Wanger U.S. Equities Fund	JPMCB NA Cust For Columbia VP-Moderate Fund	28.31%
VP- Mondrian International Small Cap Fund	JPMCB NA Cust For Columbia VP-Moderate Fund	27.74%
VP- Pryamis® International Equity Fund	JPMCB NA Cust For Columbia VP-Moderately Aggressive Fund	27.29%
VP- NFJ Dividend Value Fund	JPMCB NA Cust For Columbia VP-Moderately Aggressive Fund	26.57%
VP- MFS Value Fund	JPMCB NA Cust For Columbia VP-Moderately Aggressive Fund	26.74%